------------------------------------------------


                            SHARE PURCHASE AGREEMENT

                                     between

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                                       AND

                   CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                   ------------------------------------------

                          Dated as of December 31, 1998

                   ------------------------------------------












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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I    THE TRANSACTIONS...............................................   2
     1.1     Purchase and Sale..............................................   2
     1.2     Closing Matters................................................   2
     1.3     The Closing....................................................   2
     1.4     Fee............................................................   3
     1.5     PennCorp Purchase Agreement....................................   3
     1.6     Per Share Purchase Price Adjustment............................   3

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE
             PURCHASER......................................................   6
     2.1     Organization...................................................   6
     2.2     Authority......................................................   7
     2.3     No Violation...................................................   7
     2.4     Brokers........................................................   8
     2.5     Funds Available................................................   8
     2.6     Securities Act Representation..................................   8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE
             COMPANY........................................................   8
     3.1     Corporate Organization.........................................   8
     3.2     Subsidiaries...................................................   9
     3.3     Capital Stock..................................................   9
     3.4     Books and Records..............................................  10
     3.5     Newly Issued Shares............................................  10
     3.6     Authority for and Title to Properties..........................  10
     3.7     Authority......................................................  10
     3.8     No Violation...................................................  11
     3.9     SEC Filings....................................................  12
     3.10    SAP Financial Statements; Reserves.............................  13
     3.11    Litigation.....................................................  14
     3.12    Compliance with Laws...........................................  14
     3.13    No Material Adverse Change.....................................  15
     3.14    Private Offering...............................................  15
     3.15    Taxes..........................................................  15
     3.16    Brokers........................................................  16
     3.17    Certain Agreements.............................................  17
     3.18    Year 2000 Compliance...........................................  17
     3.19    Insurance and Reinsurance......................................  17
     3.20    Employee Benefit Plans.........................................  18


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                                                                            Page
                                                                            ----

     3.21    Labor Relations................................................  19
     3.22    Potential Conflicts of Interest................................  19
     3.23    Representations and Warranties on Closing Date.................  20

ARTICLE IV   COVENANTS AND AGREEMENTS.......................................  20
     4.1     Conduct of Business Prior to the Closing; Management of the
             Company........................................................  20
     4.2     Proxy Statement and Meeting of Company's Shareholders..........  21
     4.3     Further Assurances.............................................  22
     4.4     Indemnification by the Company.................................  23
     4.5     Indemnification by the Purchaser...............................  24
     4.6     Limitations on Indemnification.................................  25
     4.7     Disclosure Supplements.........................................  25
     4.8     Additional Indemnification Obligation..........................  25
     4.9     Consents.......................................................  27
     4.10    Use of Proceeds................................................  28
     4.11    HSR Reports....................................................  28
     4.12    Exclusivity....................................................  28
     4.13    SEC Filings and Annual Statements..............................  28
     4.14    Amendment or Termination of Purchase Agreement.................  29
     4.15    Actions Relating to the PennCorp Purchase Agreement............  29
     4.16    Registration Rights Agreement..................................  29
     4.17    Shareholders Agreement.........................................  29
     4.18    Employment Agreements..........................................  29

ARTICLE V    CONDITIONS PRECEDENT...........................................  29
     5.1     Conditions to Each Party's Obligations.........................  29
     5.2     Conditions to the Obligations of the Company...................  30
     5.3     Conditions to the Obligations of the Purchaser.................  31

ARTICLE VI   MISCELLANEOUS..................................................  32
     6.1     Termination....................................................  32
     6.2     Amendment......................................................  32
     6.3     Waiver.........................................................  32
     6.4     Survival.......................................................  33
     6.5     Notices........................................................  33
     6.6     Headings; Agreement............................................  34
     6.7     Publicity......................................................  34
     6.8     Entire Agreement...............................................  34
     6.9     Assignment.....................................................  35
     6.10    Counterparts...................................................  35
     6.11    Governing Law..................................................  35
     6.12    Third Party Beneficiaries......................................  35


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                                                                            ----

     6.13    Costs and Expenses.............................................  35
     6.14    Specific Performance...........................................  35


EXHIBITS

Exhibit A    PennCorp Purchase Agreement
Exhibit B    Chase Commitment Letter
Exhibit C    Form of Registration Rights Agreement
Exhibit D    Form of Shareholders Agreement
Exhibit E    Form of Opinion of Simpson Thacher & Bartlett

                            SHARE PURCHASE AGREEMENT

                  SHARE PURCHASE AGREEMENT ("Agreement"), dated as of December __, 1998, between Universal American Financial Corp., a New York corporation (the "Company"), and Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership (the "Purchaser").

                                R E C I T A L S:

                  WHEREAS, the Purchaser wishes to purchase from the Company, and the Company wishes to issue and sell to the Purchaser, the number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company set forth in Section 1.1 below, on the terms and subject to the conditions set forth herein;

                  WHEREAS, the Purchaser, together with the Company, has participated in the negotiation of a Stock Purchase Agreement (the "PennCorp Purchase Agreement") to be entered into between the Company and PennCorp Financial Group, Inc. ("PennCorp"), pursuant to which the Company will acquire (the "Acquisition") certain subsidiaries and assets of PennCorp (the "PennCorp Subsidiaries");

                  WHEREAS, concurrently with the execution of this Agreement, the Company and PennCorp are entering into the PennCorp Purchase Agreement, a copy of which is attached hereto as Exhibit A;

                  WHEREAS, concurrently with the execution of this Agreement, the Company, Chase Manhattan Bank, N.A. ("Chase") and Chase Securities Inc. ("CSI") are entering into a Commitment Letter (the "Chase Commitment Letter"), a copy of which is attached hereto as Exhibit B, for a term loan facility and a revolving credit facility (the "Chase Facility");

                  WHEREAS, the proceeds of the Chase Facility, together with the proceeds of the issuance and sale of the Shares to the Purchaser are intended to be used to consummate the Acquisition.

                  WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

                               A G R E E M E N T:

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:


                                    ARTICLE I

                                THE TRANSACTIONS

                  1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Company and the Company agrees to issue and sell to the Purchaser (the "Purchase") at the Closing (as defined below) an aggregate of Twenty Six Million Thirty One Thousand Seven Hundred Forty Six (26,031,746) shares of Common Stock at a purchase price per share equal to Three Dollars and Fifteen Cents ($3.15), for an aggregate purchase price equal to Eighty Two Million Dollars ($82,000,000), in each case subject to adjustment as provided in Section 1.6 below. The number of shares of Common Stock to be purchased at $3.15 per share by the Purchaser and the aggregate purchase price to be paid by the Purchaser will be reduced by the aggregate number of shares of Common Stock purchased at or prior to the Closing (defined below) by certain members of management of the Company and certain agents of the Company (the "Management Investors") and the aggregate purchase price paid for such shares by such Management Investors pursuant to subscription agreements entered into between the Company and such Management Investors (which will be in form and substance reasonably satisfactory to the Purchaser). Notwithstanding the foregoing, the aggregate purchase price paid by the Purchaser will be at least Sixty Two Million Five Hundred Thousand Dollars ($62,500,000) for which the Purchaser will receive Nineteen Million Eight Hundred Forty One Thousand Two Hundred Seventy (19,841,270) shares of Common Stock at a purchase price per share equal to $3.15, subject to adjustment as provided in Section 1.6. The shares of Common Stock to be purchased by the Purchaser under this Agreement, after the adjustments, if any, made as described above and in Section 1.6, are referred to as the "Shares," and the aggregate purchase price actually paid by the Purchaser as reduced by the purchase price paid by the Management Investors as contemplated above is referred to as the "Purchase Price."

                  1.2 Closing Matters. At the Closing, the Purchaser shall wire transfer or otherwise make available in same day funds to the Company the Purchase Price and the Company shall deliver to the Purchaser certificates representing the Shares.

                  1.3 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V hereof (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the Shares shall be consummated (the


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                                                                               3


"Closing") simultaneously with the closing of the Acquisition in accordance with
Section 7.1 of the PennCorp Purchase Agreement (the "Closing Date").

                  1.4 Fee. If the transactions contemplated by this Agreement are consummated and the Purchase occurs, the Company shall pay to Capital Z Management, Inc. at the Closing by wire transfer of immediately available funds to an account or accounts designated by Capital Z Management, Inc. a transaction fee (the "Fee") equal to Five Million Dollars ($5,000,000); provided, that the Purchaser may elect to receive up to One Million Three Hundred Seventy Five Thousand Dollars ($1,375,000) of such Fee in a number of shares of Common Stock equal to the amount elected by the Purchaser divided by the per Share purchase price (as adjusted pursuant to Section 1.6); provided, further, however, that no Fee is payable if the transactions contemplated by this Agreement are not consummated.

                  1.5 PennCorp Purchase Agreement.

                      (a) The parties hereto understand that the purpose of this Agreement is to enable the Company to have funds necessary for the Acquisition.

                      (b) Notwithstanding anything in this Agreement to the contrary, neither party hereto makes any representation or warranty of any type with respect to PennCorp or any PennCorp Subsidiary. Neither party hereto has made any inducements to the other with respect to the PennCorp Purchase Agreement or to the status, prospects or profitability of the PennCorp Subsidiaries.

                      (c) The Purchaser and the Company agree that, in the event that (i) the PennCorp Purchase Agreement is terminated under Section 9.1 thereof and (ii) the Purchaser and the Company supply to PennCorp an invoice or invoices identifying their costs and expenses pursuant to Section 9.2 thereof, the Purchaser and the Company will cooperate with each other to prepare such invoice or invoices (and collect all supporting information), which invoice or invoices will clearly (i) distinguish between amounts owed by PennCorp to the Purchaser and amounts owed by PennCorp to the Company and (ii) identify the account or accounts of the Purchaser into which payment by PennCorp should be made to the Purchaser and the account or accounts of the Company into which payment by PennCorp should be made to the Company. The Purchaser and the Company agree to work together to ensure that payment by PennCorp is made in accordance with the invoice or invoices provided to it by the Purchaser and the Company, including, to the extent necessary, transferring money to each other in the amount of any overpayment by PennCorp to one party and underpayment by PennCorp to the other so as either (i) to cause each of the Purchaser and the Company to be reimbursed for all of such party's reimbursable costs and expenses or (ii) if the amount paid or payable by PennCorp is insufficient fully to reimburse all of the Purchaser's and the Company's reimbursable costs and expenses, ratably in proportion to each party's total expenses.

                  1.6 Per Share Purchase Price Adjustment.

                      (a) If between the date hereof and the Closing the Purchaser believes that an MAE Event (defined below) has occurred, the Purchaser shall promptly deliver to the Company, before the Closing, a written notice (the "MAE Notice") setting forth in reasonable detail the grounds for its belief that an MAE Event has occurred and the diminution in the value of the Company the Purchaser believes has or will occur as a result of such MAE Event. "MAE Event" means any one (or a series of related) event(s), condition(s) or circumstance(s) occurring after the date hereof and before the Closing Date that has had, or is reasonably likely to have, an adverse impact on the business, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole) that would reduce the value of the Company and its Subsidiaries (taken as a whole) by an amount in excess of $3 million (assuming the Benchmark Value set forth on Schedule 1.6).

                      (b) Promptly following the delivery of the MAE Notice (if any) by the Purchaser, the Purchaser and the Company will begin good faith negotiations to agree on a mutually acceptable adjustment to the per share purchase price to be paid by Purchaser (it being understood by both parties that any such adjustment will be determined in accordance with paragraph (d) below). If within 10 business days following the inception of negotiations the parties have not agreed on a mutually acceptable adjustment to the per share purchase price, such disagreement will be submitted for resolution to, and the amount of the adjustment, if any, will be determined by PricewaterhouseCoopers (the "Settlement Valuator") (or if PricewaterhouseCoopers is not available, such other independent accounting firm of national reputation selected by the mutual agreement of the Purchaser and the Company or, if the Purchaser and the Company cannot agree, a nationally recognized accounting firm or investment bank selected by PricewaterhouseCoopers. The Purchaser and the Company will cooperate with the Settlement Valuator and will proceed in good faith to cooperate with the Settlement Valuator to resolve any such disagreement within 45 days after such disagreement is submitted to the Settlement Valuator (the "Settlement Date"). The Purchaser and the Company will each pay one-half of the fees and expenses of the Settlement Valuator.

                      (c) Promptly (but in any event within 10 business days) following the submission of any dispute to the Settlement Valuator, the Purchaser and the Company shall each deliver to the Settlement Valuator and the other party a statement setting forth in reasonable detail (with such supporting data as such party deems appropriate), its determination of the adjustment to the per share purchase price to be paid by Purchaser (the "Per Share Purchase Price Adjustment"). The Settlement Valuator, in its reasonable discretion, will determine (i) the nature and extent of the participation by the Purchaser and the Company and their respective agents in connection with any disagreement submitted to the Settlement Valuator for resolution and (ii) the nature and extent of information, whether documentary or by live witness,


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                                                                               5


that the Purchaser and the Company may submit to the Settlement Valuator for consideration in connection with such resolution. The Settlement Valuator's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by the Purchaser and the Company in the statements supplied by them to the Settlement Valuator pursuant to this
Section 1.6(c) and will be reflected in a written report which will be delivered on or before the Settlement Date to, and will be final and binding upon, the Purchaser and the Company. The report of the Settlement Valuator will contain the Settlement Valuator's determination of the Per Share Purchase Price Adjustment in accordance with paragraph (d) below.

                      (d) The parties agree that the diminution of value that has resulted or is reasonably likely to result from a MAE Event will be determined in accordance with the principles set forth on Schedule 1.6, and without regard to the trading price of the Common Stock as listed on Nasdaq (or such other stock exchange on which the Common Stock is then listed). The Per Share Purchase Price Adjustment will be determined in accordance with the following formula:

Per Share Purchase             =           the after-tax amount of the
Price Adjustment                           diminution in P value resulting from
                                           the MAE Event minus the product of
                                           (x) all out-of-the-money options,
                                           warrants or other securities
                                           convertible into or exchangeable or
                                           exercisable for shares of Common
                                           Stock existing on the date of this
                                           Agreement times (y) $3.15 less the
                                           applicable conversion, exchange or
                                           exercise price of each such option

                                           divided by
                                           ----------

                                           the aggregate number of shares of
                                           Common Stock outstanding on the date
                                           of this Agreement plus all
                                           in-the-money options, warrants or
                                           other securities convertible into or
                                           exchangeable or exercisable for
                                           shares of Common Stock existing on
                                           the date of this Agreement.

For purposes of determining whether options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock are "in-the-money" or "out-of-the-money," the applicable conversion, exchange or exercise price will be compared to the post-adjustment per Share purchase price. In addition, all shares of Series D-1 and Series D-2 Preferred Stock, par value $1.00 per share, of the Company outstanding on the date hereof (and all shares of Common Stock issuable upon conversion or exchange thereof) are expressly excluded from the foregoing formula.

                      (e) If there is to be an adjustment pursuant to the foregoing provisions, upon the earlier to occur of (i) the parties' agreement with respect to the amount of the Per Share Purchase Price Adjustment or (ii) the delivery of the report of the Settlement Valuator as provided in Section 1.6(c) hereof with respect to a dispute submitted to the Settlement Valuator pursuant to Section 1.6(b), either:

                          (i) if the Closing has not yet occurred, then, at the Closing, the Company shall issue to the Purchaser, and the Purchaser will acquire from the Company, instead of the number of Shares described in
     Section 1.1, that number of Shares determined by dividing the Purchaser's money commitment under Section 1.1 by the adjusted purchase price per Share which shall be $3.15 less the Per Share Purchase Price Adjustment; or

                          (ii) if the Closing has already occurred, the Company promptly (but in any event no later than 10 days thereafter) will issue to the Purchaser, for no additional consideration, certificates representing such number of additional Shares necessary to cause the Purchaser's purchase price per share to equal $3.15 less the Per Share Purchase Price Adjustment.

                      (f) The parties hereby agree that, so long as all conditions precedent set forth in Article V have been satisfied or waived, neither the delivery of an MAE Notice nor the pendency of proceedings before the Settlement Valuator will in any way prevent or delay the Closing, regardless of whether an adjustment is requested or may be made pursuant to the foregoing provisions.

                      (g) Notwithstanding the foregoing or any other provision of this Agreement, if an MAE Event causes (or would be reasonably likely to cause) the purchase price per share payable by the Purchaser (determined in accordance with the formula set forth in paragraph (d) above) to be $2.25 per share or less (i.e., if the Per Share Purchase Price Adjustment would be $0.90 or more), the Purchaser shall have the absolute right (i) to cause the Company to assign to another person (the "Substituted Buyer") all of the Company's rights and obligations under the PennCorp Purchase Agreement pursuant to Section
10.12 of the PennCorp Purchase Agreement and (ii) upon such assignment to and assumption by the Substituted Buyer, the parties' obligations under this Agreement, except for the indemnification obligations set forth in Section 4.8(b) and 6.13 (to the extent set forth therein), shall terminate; provided, however, that if the PennCorp Purchase Agreement is assigned to a Substituted Buyer and the Acquisition is consummated by such Substituted Buyer, the Company shall not be liable for, and the Purchaser shall indemnify and hold harmless the Company from, any and all liabilities, including without limitation, defense costs, relating to PennCorp or the PennCorp Purchase Agreement. It is further understood that the right of substitution hereunder will terminate and have no further force or effect upon the consummation of the Acquisition.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                  The Purchaser represents and warrants to the Company as follows:

                  2.1 Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

                  2.2 Authority. (i) The Purchaser has full partnership power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby, (ii) the execution, delivery and performance by the Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party have been duly authorized by all necessary partnership action on the part of the Purchaser, (iii) no other action on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Purchaser or the performance by the Purchaser of its obligations hereunder and (iv) this Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the other parties hereto) constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Purchaser in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  2.3 No Violation. The execution and delivery by the Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule or regulation or final order, judgment, injunction, decree, determination or award found against it (collectively, "Requirements of Law") applicable to the Purchaser, (b) require the Purchaser to obtain the consent, waiver, approval, license or authorization of or make any filing with any person or governmental authority except for (i) filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, (ii) if required, the filing by the Company or the Purchaser of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (an "HSR Report"), and (iii) the filing of a Form A Information Statement ("Form A") by the Purchaser with the insurance departments of such states as may be required in connection with the transactions contemplated by this Agreement or
(c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Purchaser is subject or by which the Purchaser is bound, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a materially adverse impact upon the ability of the Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder.

                  2.4 Brokers. Neither the Purchaser nor any of its affiliates has committed on behalf of itself or a third party to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

                  2.5 Funds Available. The Purchaser has funds available, or firm commitments from third parties to provide funds, sufficient to pay the Purchase Price as evidenced by Schedule 2.5.

                  2.6 Securities Act Representation. As of the Closing hereunder, the Purchaser will be an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act. The Purchaser is not purchasing the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to the Purchaser as follows:

                  3.1 Corporate Organization. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to carry on its business as it is now being conducted in any such jurisdiction as described in the SEC Filings (as defined herein), and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on its business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected to have, individually or in the aggregate, a materially adverse impact on the business, results of operations or financial condition (a "Material Adverse Effect") of the Company. With respect to the Company, a "Material Adverse Effect" as that term is used throughout this Agreement, shall mean and refer to the Company and its Subsidiaries on a consolidated basis. True and complete copies of the Certificate of Incorporation and the Bylaws of the Company and respective charter documents of the Subsidiaries, each as amended to date, heretofore have been delivered to the Purchaser. "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

                  3.2 Subsidiaries. Schedule 3.2 sets forth a complete and accurate list of all of the Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization. Unless otherwise indicated on Schedule 3.2, each such Subsidiary is directly wholly owned by the Company. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages), non-assessable. Except as indicated on Schedule 3.2, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are owned by the Company or by a wholly owned Subsidiary free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or rights in favor of another ("Liens"). Except as indicated on
Schedule 3.2, no Subsidiary has outstanding options, warrants, subscriptions, calls, rights convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

                  3.3 Capital Stock. The authorized capital stock of the Company consists of: (a) 20,000,000 shares of Common Stock, of which, as of the date hereof, 7,638,057 shares are issued and outstanding; (b) 500 shares of Series B Convertible

Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), of which, as of the date hereof, 400 are issued and outstanding; (c) 100,000 shares of Series C Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), of which, as of the date hereof, 45,680 shares designated as Series C-1 (the "Series C-1 Shares") are issued and outstanding and 6,000 shares designated as Series C-2 are issued and outstanding; (d) 22,500 shares of Series D-1 Convertible Preferred Stock, par value $1.00 per share (the "Series D-1 Preferred Stock"), of which, as of the date hereof, 22,500 shares are issued and outstanding; and (e) 17,500 shares of Series D-2 Convertible Preferred Stock, par value $1.00 per share (collectively with the Series B Preferred Stock, the Series C Preferred Stock and the Series D-1 Preferred Stock, the "Preferred Stock"), of which, as of the date hereof, no shares are issued and outstanding. In addition, as of the date hereof, there are 2,673,991 warrants to purchase shares of Common Stock (the "Common Stock Warrants") issued and outstanding. All of the outstanding shares of Common Stock and Preferred Stock have been duly and validly authorized and issued, are fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages), nonassessable, and were issued in compliance with all applicable federal and state securities laws. Upon exercise of the Common Stock Warrants, the shares of Common Stock issued pursuant to such warrants will be validly issued, fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages) nonassessable, and issued in compliance with all applicable federal and state securities laws. Except for the Common Stock Warrants, for options and other stock rights authorized for issuance pursuant to the Company's stock plans and director, employee and agent stock option and purchase plans described in the SEC Filings and except as set forth on Schedule 3.3, there are no preemptive rights, options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any of the Subsidiaries.

                  3.4 Books and Records. Copies of all the minute books and stock record books of the Company and the Subsidiaries have been delivered to the Purchaser for inspection and contain records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and shareholders of the Company and each Subsidiary since, in the case of the Company, the date of its incorporation and, in the case of the Subsidiaries, the date on which the Company acquired such Subsidiary, in each case through the date hereof.

                  3.5 Newly Issued Shares. The Shares to be issued and sold by the Company to the Purchaser in accordance with the terms of this Agreement have been or will be, when approved by the shareholders of the Company as provided in
Section 4.2, duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages) non-assessable and the issuance of the Shares by the Company will not be subject to preemptive or other similar rights. At the Closing, the Purchaser will acquire good and marketable title to the Shares free and clear of any and all Liens, except for such Liens as may be created pursuant to this Agreement or imposed by applicable federal and state securities laws.

                  3.6 Authority for and Title to Properties. The Company and each Subsidiary have all requisite corporate power and authority to lease the properties it operates as lessee. The Company and each Subsidiary have good record and marketable title in fee simple to, or hold interests as lessee under leases in full force and effect in, all of their respective real properties, except for such defects in title as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  3.7 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby to which it is a party and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company, except for the shareholder approval specified in Section 4.2 hereof, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.8 No Violation. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby do not (a) violate any Requirements of Law applicable to the Company or any of the

Subsidiaries, (b) require the consent, waiver, approval, license or authorization of or any notice or filing by the Company or any of the Subsidiaries with any person or governmental authority except for (i) filings to be made in connection with or in compliance with the provisions of the Securities Act, the Exchange Act and applicable state securities laws and Canadian federal and provisional laws, (ii) the filing of (A) HSR Reports by the Company or the Purchaser, if required, in connection with this Agreement and (B) the filing and approval of Forms A by the Purchaser and, where required, the Company, with the insurance departments as may be required by the insurance departments in order for the Company to implement this Agreement and (iii) the shareholder approval specified in Article V or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under, constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, except for any of the foregoing which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 3.8, neither the Company nor any of the Subsidiaries is party to any agreement which is currently in effect, or by which the Company or any of the Subsidiaries is currently bound, granting any rights to any person which conflict with the rights to be granted by the Company in this Agreement (including the registration rights granted to the Purchaser pursuant to Section 4.16) and each other agreement contemplated hereby. Except as set forth on Schedule 3.8, the execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby will not result in a "change of control" or similar event occurring under any agreement, indenture, mortgage, contract or plan to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound or give rise to a payment by the Company or any of its Subsidiaries under a change of control or similar provision in any agreement, indenture, mortgage or contract to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound.

                  3.9 SEC Filings. Except as set forth on Schedule 3.9, the Company has filed all SEC Filings required to be filed by it since December 31, 1997 under the Securities Act or the Exchange Act, and all amendments thereto. The Company heretofore has delivered to the Purchaser true and complete copies of (a) its audited consolidated financial statements of the Company and the Subsidiaries (balance sheet and statements of operations, cash flows and stockholders' equity and cash flows, together with the notes thereto) for the fiscal years ended and as at December 31, 1996 and December 31, 1997 (as such financial statements appear in the Company's Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997, which were filed with the Securities and Exchange Commission (the "Commission") on

April 1, 1997 and March 30, 1998, respectively, and the Company's Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 1997, which was filed with the Commission on April 29, 1998 ("Amendment No. 1") (collectively, the "Financial Statements")), (b) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, March 1, 1998, June 30, 1998 and September 30, 1998, (c) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendment No. 1, (d) each of its Proxy Statements on
Schedule 14A under the Exchange Act, dated May 7, 1997 and April 27, 1998, respectively, and (e) all other reports, statements, registration statements and other documents (including Current Reports on Form 8-K) filed by it with the Commission under the Securities Act or the Exchange Act, and all amendments and supplements thereto, since December 31, 1997 (the foregoing subsections (a) through (e), including all exhibits and Schedules thereto and documents incorporated by reference therein, are collectively referred to in this Agreement as the "SEC Filings"). As of the respective date that it was filed with the Commission, each of the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.9, the Financial Statements included in the SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates and for the respective periods indicated (subject, in the case of unaudited financial statements, to normal recurring year-end adjustments and any other adjustments described therein). The Company has (i) delivered to the Purchaser true and complete copies of (x) all correspondence relating to the Company between the Commission, on the one hand, and the Company or its legal counsel or, to the Knowledge of the Company, after inquiry, its accountants, on the other hand, since January 1, 1996 (other than routine filing package cover letters) and (y) all audit letters delivered to the Company by its counsel and all correspondence relating thereto, and all letters to or from the Company relating to any dispute or disagreement between the Company and the Company's auditors with respect to any audit or financial review or with respect to the Company's accounting policies, in each case since January 1, 1996, and (ii) disclosed to the Purchaser the content of all material discussions between the Commission, on the one hand, and the Company or its legal counsel and, to the Knowledge of the Company, after inquiry, its accountants, on the other hand, concerning the adequacy or form of any SEC Filings filed with the Commission since January 1, 1996, except for routine discussions with respect to filings now effective. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Filings, other than those disclosed to the Purchaser pursuant to this paragraph. For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of Richard A. Barasch ("Barasch"), Robert Waegelein ("Waegelein"), Gary Bryant ("Bryant"), Bradley Leonard and Bertram Harnett, Esq.

                  3.10 SAP Financial Statements; Reserves.

                      (a) The Company heretofore has delivered to the Purchaser true and complete copies of the following (the "SAP Financial Statements"):

                          (i) the annual statements required by applicable state statutes ("Annual Statements") for American Exchange Life Insurance Company, a Texas corporation, (ii) American Pioneer Life Insurance Company, a Florida corporation, and (iii) American Progressive Life & Health Insurance Company of New York, a New York corporation ((i), (ii) and (iii) being collectively referred to herein as the "Insurance Company Subsidiaries") for each of the years ended December 31, 1996 and 1997, in each case as filed with the departments of insurance in the respective states of domicile of the Insurance Company Subsidiaries including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinions, affirmation or certification filed in connection therewith;

                          (ii) the Quarterly Statements for the Insurance Company Subsidiaries for the quarters ended March 31, June 30 and September 30, 1998, including all exhibits, interrogatories, notes and schedules thereto; and

                          (iii) the statutory annual statements and quarterly statements of the Insurance Company Subsidiaries which were filed for 1996, 1997 or 1998 (with respect to the quarters ended March 31 and June 30) in any jurisdiction (other than such Subsidiary's jurisdiction of domicile) and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

Each such statement was prepared in accordance with SAP and, except as set forth in Schedule 3.10, presents fairly in all material respects the statutory financial position of the Insurance Company Subsidiaries as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Insurance Company Subsidiaries for and during the respective periods covered thereby.

                      (b) Except as set forth on Schedule 3.10, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the December 31, 1997 Annual Statement and September 30, 1998 Quarterly Statement of the Insurance Company Subsidiaries were determined in accordance with SAP and were based on actuarial assumptions that were in material compliance with the then-applicable requirements of the insurance laws of the respective states of domicile of the Insurance Company Subsidiaries. Except as set forth on Schedule 3.10, all such reserves and other similar amounts were adequate in all material respects as of the respective dates of such statements, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Insurance Company Subsidiaries under all insurance contracts under which the Insurance Company Subsidiaries had any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) on the respective dates of such financial statements. Except as set forth above, nothing in this Section 3.10(b) shall be deemed a guaranty or warranty by the Company that claims actually paid and other liabilities actually incurred by the Insurance Company Subsidiaries will not exceed the reserves established as set forth hereinabove in this Section 3.10(b) by the Insurance Company Subsidiaries. Except as set forth on Schedule 3.10, the Insurance Company Subsidiaries own assets that qualify as admitted assets under applicable insurance laws in an amount at least equal to all such required reserves of such Subsidiaries.

                  3.11 Litigation. Except as set forth in the SEC Filings or otherwise disclosed to the Purchaser in writing, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending of which the Company has received notice or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is responsible by way of indemnity or otherwise, that would, if adversely determined, (a) have a Material Adverse Effect on the Company or
(b) materially impede or impair the ability of the Company to perform its obligations under this Agreement and each other agreement contemplated hereby to which it is a party. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other governmental authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other agreement contemplated hereby.

                  3.12 Compliance with Laws. Except as set forth on Schedule
3.12:

                      (a) each of the Company and the Subsidiaries (including the forms of insurance policies and riders issued by the Company and the Subsidiaries) is in compliance with all Requirements of Law in all respects, except to the extent that the failure to comply with such Requirements of Law would not have a Material Adverse Effect on the Company;

                      (b) (i) each of the Company and the Subsidiaries has all licenses, permits, orders or approvals of any governmental authority (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings filed with the Commission prior to the date hereof, except to the extent that the failure to have such Permits would not have a Material Adverse Effect on the Company, (ii) such Permits are in full force and effect, and (iii) no material violations are recorded in respect to any Permit;

                      (c) the Company and the Subsidiaries (exclusive of their independent agents) and, to the Knowledge of the Company, their independent agents, have marketed, sold and issued products of the Company and the Subsidiaries in material compliance with all laws applicable to the business of the Company and the Subsidiaries in the respective jurisdictions in which such products have been sold; and

                      (d) the Company has previously delivered or made available to the Purchaser true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of the Company and any Subsidiary issued by any insurance regulator.

                  3.13 No Material Adverse Change. Except (a) as set forth in the SEC Filings, (b) as contemplated by this Agreement, the Shareholders' Agreement, the Registration Rights Agreement and the Employment Agreements and
(c) as set forth on Schedule 3.13, since December 31, 1997, neither the Company nor any of the Subsidiaries, taken as a whole, has (a) experienced any material adverse change in their business, financial condition or results of operations,
(b) conducted its business in any material respect other than in the ordinary course or (c) suffered any material casualty losses not covered by insurance.

                  3.14 Private Offering. No form of general solicitation or general advertising was used by the Company or any of the Subsidiaries or their respective representatives in connection with the offer or sale of the Shares. Assuming the accuracy of the Purchaser's representations in Section 2.6, no registration of the Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares.

                  3.15 Taxes. Except as provided in Schedule 3.15, (a) (i) all income tax returns required to be filed by or with respect to each of the Company and its Subsidiaries have been timely filed, (ii) all such income tax returns are correct and complete in all material respects, (iii) all income taxes owed and due by the Company or its Subsidiaries (whether or not shown on any income tax return) have been paid, (iv) the Company has given or otherwise made available to the Purchaser correct and complete copies of all income tax returns, examination reports and statements of deficiencies for all periods for which the statute of limitations has not expired, (v) there are no outstanding agreements to extend or waive the statutory period of limitations with respect to income taxes due from the Company or its Subsidiaries for any taxable period and (vi) the Company has delivered to the Purchaser true and complete copies of any Tax sharing agreements to which it or any of its Subsidiaries is party and such agreements have not been amended in any manner.

                      (b) No audit or other proceeding by any taxing authority, court or similar person is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the operations of the Company or any of its Subsidiaries or any Tax return filed by or with respect to the operations of the Company or any of its Subsidiaries. To the Knowledge of the Company, no assessment of Taxes is proposed against the Company, any of its Subsidiaries or any of their assets.

                      (c) the Tax treatment under the Code of each insurance, annuity, contract, agreement or product, or any similar or related policy, contract, agreement or product, issued or sold by the Company or the Subsidiaries (collectively, "Products") is and at all times has been the same as or not less favorable to any purchaser, policyholder, or beneficiaries thereof that is subject to U.S. Tax than the Tax treatment under the Code which the Company or any Subsidiary represented could be obtained at the time of its issuance, purchase, modification or exchange. The Company promptly investigates complaints made by customers to the Company regarding conduct of its independent agents, including conduct regarding representations made regarding the Tax treatment of any of the Products. For purposes of this Section 3.15(c), the provisions of the Code relating to the Tax treatment of such contracts shall include, but shall not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 457, 501, 505, 817, 817A,
818, 1035, 7702, and 7702A of the Code.

                      (d) each Insurance Company Subsidiary is taxable as a life insurance company within the meaning of Section 816 of the Code.

                      (e) For purposes of this Agreement, "Tax" or "Taxes" (or any derivation thereof) means any and all federal, state, local, foreign and other taxes, levies, fees, imposts duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

                  3.16 Brokers. Except with respect to fees payable to Chase, CSI and to Advest, Inc., the Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

                  3.17 Certain Agreements. (a) Except as disclosed on Schedule
3.17 or in the SEC Filings, neither the Company nor any of the Subsidiaries is a party to any written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants, (iii) agreement, contract or commitment limiting or restraining it from engaging or competing in any business, (iv) distribution, dealer, representation or agency agreement, other than agency agreements, brokerage agreements or other distribution agreements with insurance agents in the ordinary course of business, or (v) contract, agreement, obligation or commitment with any affiliates (each of the foregoing a "Listed Contract"). Each Listed Contract is in full force and effect and has been complied with by the Company and the Subsidiaries and, to the Knowledge of the Company, has been complied with by all other parties thereto.

                      (b) All transactions between the Company and its affiliates which were required to have been identified or reported to and/or approved by the applicable departments of insurance have been identified, reported and/or approved in all material respects. For purposes of this Agreement, "affiliates" means, as to a specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person.

                  3.18 Year 2000 Compliance. The information included under the heading "Impact of Year 2000" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 16, 1998, accurately reflects the status of the Company's program to address, on a timely basis, the risk that its computer systems are not Year 2000 compliant. There have been no circumstances or events since September 30, 1998 that would adversely effect or change, in any material respect, the Company's expectations to resolve its Year 2000 issues on a timely basis.

                  3.19 Insurance and Reinsurance.

                      (a) Schedule 3.19 is a true and complete list of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which the Company or any Subsidiary is a party which is currently in effect (the "Reinsurance Agreements").

                      (b) Except as disclosed on Schedule 3.19, neither the Company nor any Subsidiary is in material default under any Reinsurance Agreement and, to the Knowledge of the Company, there is no reasonable basis for a reinsurer to terminate or refuse to pay under any Reinsurance Agreement. Except as disclosed in Schedule 3.19, to the Knowledge of the Company, no reinsurer that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements or is in default in any material respect under any

Reinsurance Agreement. Each Reinsurance Agreement is in compliance with applicable insurance laws and regulations regarding life and health reinsurance agreements. Schedule 3.19 sets forth a list of all surplus relief reinsurance treaties of the Company. The Company is appropriately recording all reinsurance in accordance with SAP.

                      (c) The A.M. Best rating presently held by the Insurance Company Subsidiaries has not been reduced, and none of the Insurance Company Subsidiaries have been given any notice of any intended or potential downgrading by A.M. Best.

                  3.20 Employee Benefit Plans.

                      (a) Schedule 3.20 lists all employee benefit plans, arrangements, policies or commitments (whether or not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any employment (other than the Employment Agreements), consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability, or accident insurance plan or any holiday or vacation practice, as to which the Company or the Subsidiaries has or in the future would have any direct or indirect, actual or contingent liability ("Benefit Plans"). With respect to each such Benefit Plan, the Company heretofore has delivered to the Purchaser true, correct and complete copies of (i) all plan texts and agreements and related trust agreements or annuity contracts, (ii) all summary plan descriptions and material employee communications, (iii) the most recent annual report (including all schedules thereto); (iv) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS"), and
(v) all material communications with any governmental authority with respect to Benefit Plans.

                      (b) Each Benefit Plan conforms in all material respects to, and its administration is in substantial compliance with, its terms and all Requirements of Law and regulations. Each Benefit Plan intended to be qualified under Code section 401(a) has been determined to be so qualified by the IRS and each trust established in connection with any Benefit Plan that is intended to be exempt from federal income taxation under Code section 501(a) has been determined to be so exempt by the IRS and, since the date of each most recent determination, no event has occurred and no condition or circumstance has existed to adversely affect the qualified status of any Benefit Plan.

                      (c) Except as set forth on Schedule 3.20 or as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee to severance pay or unemployment compensation, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee or (iii) result in a payment that would constitute a parachute payment within the meaning of Section 280G of the Code.

                      (d) No Benefit Plan is a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA and neither the Company nor the Subsidiaries, or any member of their controlled group (as defined in Section 414 of the Code) has had any liability to contribute to a multiemployer plan in the previous six years.

                      (e) No Benefit Plan that is a welfare plan (as defined in Section 3611 of ERISA) provides for payments of medical or death benefits with respect to current or former employees of the Company or the Subsidiaries beyond their termination of employment (other than as mandated by law).

                      (f) No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Benefit Plan and no accumulated funding deficiency, whether or not waived, exists with respect to any Benefit Plan; and, to the Knowledge of the Company, there is no risk of termination of any Benefit Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA and no event has occurred which has or is likely to subject the Company or any of the Subsidiaries to liability under Section 4062 of ERISA.

                      (g) None of the Company or the Subsidiaries, or any organization with respect to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 of ERISA.

                  3.21 Labor Relations. Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the Knowledge of the Company, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company, (c) no union representation question existing with respect to the employees of the Company or any of the Subsidiaries and, to the Knowledge of the Company, no union organizing activities are taking place and (d) there is and has not been a "mass layoff" or "plant closing," as such terms are defined by the Worker Adjustment and Retraining Notification Act, with respect to the employees of the Company or any of the Subsidiaries.

                  3.22 Potential Conflicts of Interest. To the Knowledge of the Company, except as set forth on Schedule 3.22, no officer, director or affiliate of the Company or any of the Subsidiaries: (a) owns, directly or indirectly, any interest in a company (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any such company that is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of the Subsidiaries uses in the conduct of its business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under the Benefit Plans, and similar matters and agreements arising in the ordinary course of business.

                  3.23 Representations and Warranties on Closing Date. The representations and warranties contained in this Article III shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date (except as to those representations or warranties which specifically relate to an earlier date, which are or will be true and correct in all material respects as of such specified date).


                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

                  4.1 Conduct of Business Prior to the Closing; Management of the Company. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, the PennCorp Purchase Agreement or as the Purchaser shall otherwise agree in writing in advance (which agreement shall not be unreasonably withheld), or except as set forth on Schedule 4.1, the Company shall not:

                      (a) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person;

                      (b) except in the ordinary course of business (including the managing by the Company of its investment assets), (i) sell, transfer or otherwise dispose of any of its property or assets, (ii) mortgage or encumber any of its property or assets or (iii) enter into any material contracts;

                      (c) repurchase any of its capital stock or any capital stock of any of the Subsidiaries;

                      (d) declare, set aside or pay any dividend or other distribution in respect of its capital stock;

                      (e) amend its Certificate of Incorporation or Bylaws or merge with or into or be consolidated with any other person;

                      (f) split, combine or reclassify its capital stock;

                      (g) other than in connection with ordinary course exercises of outstanding options or grants under existing stock option plans of the Company described in the SEC Filings, issue or sell (or agree to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or grant, or agree to grant any such rights;

                      (h) increase the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business consistent with past practice;

                      (i) enter into any new or amend any existing employment contracts, severance agreements or consulting contracts, other than the Employment Agreements; or other than in the ordinary course of business, institute or agree to institute any increase in benefits or alter its employment practices or the terms and conditions of employment;

                      (j) except as may be required by applicable law, change in any material respect its underwriting, actuarial or tax or financial accounting methods, principles or practices;

                      (k) enter into or amend or terminate any transaction or contract the result of which is reasonably likely to have a Material Adverse Effect on the Company;

                      (l) enter into any joint ventures or partnerships of any kind; or

                      (m) enter into any contract or other agreements to do any of the foregoing.

                  During the period from the date hereof to the Closing Date or this Agreement is terminated in accordance with its terms, at the request of the Purchaser, the Company will discuss in good faith with the Purchaser significant policies, decisions and practices of the Company and the Subsidiaries.

                  4.2 Proxy Statement and Meeting of Company's Shareholders.

                      (a) As soon as reasonably practicable following the date hereof, the Company shall (i) prepare and file with the Commission, (ii) use its reasonable efforts to cause to be cleared by the Commission and (iii) within 5 business days following clearance with the Commission, mail to its shareholders the Proxy Statement (as defined below) with respect to a special meeting of shareholders of the Company (the "Special Meeting") to consider and vote, among other things, (A) to amend the Certificate of Incorporation to authorize for issuance additional shares of Common Stock and, with respect to the holders of the Series C-1 Shares, to obtain approval for the issuance of debt to finance the Acquisition (the "Amendment and Approval"), (B) to issue the Shares as contemplated hereby and (C) such other related matters as the Company deems appropriate. The Board of Directors of the Company has authorized and approved the Amendment and Approval and the issuance of the Shares to the Purchaser and shall submit to its shareholders for approval the Amendment and Approval and the issuance of the Shares to the Purchaser. The Purchaser agrees to assist and cooperate with the Company in the preparation of the Proxy Statement with respect to the information therein concerning the Purchaser.

                      (b) The Company, on the one hand, and the Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by any party hereto with respect to information supplied in writing by any other party hereto for inclusion in the Proxy Statement. The Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to shareholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

                      (c) The Company shall take all actions necessary in accordance with the Business Corporation Law of New York and the Certificate of Incorporation and Bylaws of the Company to duly call, give notice of, convene and hold the Special Meeting within 45 calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

                  4.3 Further Assurances. Upon the terms and subject to the conditions herein provided, the Purchaser and the Company agree to use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, the proper partners, officers or directors of all parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

                  4.4 Indemnification by the Company.

                      (a) If the Closing occurs, the Company will indemnify the Purchaser and its affiliates and their respective directors, officers, partners, members, employees, agents and representatives (the "Purchaser Indemnified Parties"), against and hold the Purchaser Indemnified Parties harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel for all Purchaser Indemnified Parties in any action between such Purchaser Indemnified Party and the Company or between any Purchaser Indemnified Party and any third party or otherwise) and liabilities of and damages to such Purchaser Indemnified Party arising out of the breach of any representation, warranty, covenant or agreement of the Company in this Agreement.

                      (b) Such Purchaser Indemnified Party agrees to give the Company prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Purchaser Indemnified Party is entitled to indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Company shall have acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to such Purchaser Indemnified Party. If the Company elects to assume the defense of any such claim, assertion, event or proceeding, such Purchaser Indemnified Party may participate in such defense, but in such case the expenses of such Purchaser Indemnified Party incurred in connection with such participation shall be paid by such Purchaser Indemnified Party. Such Purchaser Indemnified Party shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, such Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing (which consent shall not unreasonably be withheld) to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against such Purchaser Indemnified Party for such liability. If the Company shall elect not to defend any such claim, assertion, event or proceeding, such Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof at the Company's expense, but such matter shall not be settled without the Company's consent, which consent shall not be unreasonably withheld. If the Company shall, after commencing or undertaking a defense, fail to prosecute or withdraws from such defense, such Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof at the Company's expense.

                  4.5 Indemnification by the Purchaser.

                      (a) If the Closing occurs, the Purchaser will indemnify the Company and its affiliates, and their respective officers, directors, employees, agents and representatives (the "Company Indemnified Parties"), against and hold the Company Indemnified Parties harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel for all Company Indemnified Parties in any action between any Company Indemnified Party and the Purchaser or between such Company Indemnified Party and any third party or otherwise) and liabilities of and damages to such Company Indemnified Party arising out of the breach of any representation, warranty, covenant or agreement of the Purchaser in this Agreement.

                      (b) Such Company Indemnified Party agrees to give the Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Company Indemnified Party is entitled to indemnification hereunder. The Purchaser shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Purchaser shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to such Company Indemnified Party. If the Purchaser elects to assume the defense of any such claim, assertion, event or proceeding, such Company Indemnified Party may participate in such defense, but in such case the expenses of such Company Indemnified Party incurred in connection with such participation shall be paid by such Company Indemnified Party. Such Company Indemnified Party shall cooperate with the Purchaser in the defense or settlement of any such claim, assertion, event or proceeding. If the Purchaser elects to direct the defense of any such claim, assertion, event or proceeding, such Company Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing (which consent shall not unreasonably be withheld) to such payment or unless the Purchaser withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against such Company Indemnified Party for such liability. If the Purchaser shall elect not to defend any such claim, assertion, event or proceeding, such Company Indemnified Party shall have the right to undertake the defense or settlement thereof at the Purchaser's expense, but such matter shall not be settled without the Purchaser's consent, which consent shall not be unreasonably withheld. If the Purchaser shall, after commencing or undertaking a defense, fail to prosecute or withdraws from such defense, such Company Indemnified Party shall have the right to undertake the defense or settlement thereof at such Purchaser's expense.

                  4.6 Limitations on Indemnification.

                      (a) Neither the Company nor the Purchaser shall be obligated to pay any amounts for indemnification under Section 4.4 or Section
4.5 for any breaches of any representations and warranties in Article II or
Article III until the aggregate amount for indemnification equals Five Hundred Thousand Dollars ($500,000), whereupon the Company and the Purchaser shall be obligated to pay only amounts in excess thereof.

                      (b) Neither the Company nor the Purchaser shall be obligated to pay any amounts for indemnification under Section 4.4 or Section
4.5 for breaches of any representations and warranties in Article II or Article III in excess of the Purchase Price.

                      (c) The Company shall not be liable in any event to pay any amounts for indemnification under Section 4.4 in respect of any events, conditions or circumstances for which an adjustment was made pursuant to Section 1.6.

                  4.7 Disclosure Supplements. From time to time prior to the Closing, the Company may supplement the Schedules delivered in connection with this Agreement with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered inaccurate thereby. Such supplements shall not be given effect for purposes of Section 5.3(b); however, if the Closing occurs, the Purchaser shall be deemed to have waived any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement.

                  4.8 Additional Indemnification Obligation.

                      (a) Indemnification Relating to Section 4.15 of this

Agreement.

                          (i) The Purchaser agrees to indemnify and hold harmless, without offset, the Company Indemnified Parties from any liability under the PennCorp Purchase Agreement resulting from the Company's inability to take action under the PennCorp Purchase Agreement as a result of the failure of or refusal by the Purchaser to give any consent required pursuant to Section 4.15 of this Agreement.

                          (ii) Responsibility for any liability under the PennCorp Purchase Agreement resulting from actions of the character described in Section 4.15 that are taken (or not taken) by the Company upon mutual agreement with the Purchaser will be allocated as follows: the Purchaser will be responsible for, and will indemnify and hold harmless, without offset, the Company Indemnified Parties from and against, 60% and the Company will be responsible for, and indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, 40%.

                          (iii) The Company will be responsible for, and will indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, any liability resulting from any actions taken by the Company in violation of Section 4.15 (including the failure of the Company to close the transactions contemplated by the PennCorp Purchase Agreement, if the Purchaser has notified the Company in writing that all conditions to closing thereunder have been satisfied and that the Purchaser demands that the Company close such transaction).

                      (b) Indemnification Relating to the Unavailability of the Chase Facility. The Purchaser will indemnify and hold harmless, without offset, the Company Indemnified Parties, and/or the Company will indemnify and hold harmless, without offset, the Purchaser Indemnified Parties, in each case from and against any and all liabilities arising under the PennCorp Purchase Agreement as a result of the Company's failure to proceed with the Acquisition (the "Acquisition Liabilities"), as follows:

                          (i) If the conditions to the Chase Facility have not been satisfied as a result solely of (A) conditions, events or circumstances which cause any of the conditions contained in Section 5.3(a), (b) or (e) of this Agreement not to be satisfied or (B) conditions, events or circumstances which constitute (x) a breach or violation of any representation or warranty under this Agreement that involves or results from false statements or omissions made intentionally (in the sense of intending to mislead) or (y) a willful breach (in the sense that such breach is not inadvertent) by the Company of any covenant or agreement under this Agreement, then, in either such case, the Company, without offset, shall be solely responsible for, and shall indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, all Acquisition Liabilities.

                          (ii) If the conditions to the Chase Facility have not been satisfied as a result of conditions, events or circumstances which constitute a breach or violation of any representation, warranty, covenant or agreement of the Company under this Agreement (other than (x) those set forth in clause (i) above or (y) breaches of representations or warranties that did not exist as of the date hereof but arise after such date and prior to the Closing Date because of conditions, events or circumstances outside the reasonable control of the Company), then the Company, without offset, shall be responsible for, and shall indemnify and hold harmless Purchaser Indemnified Parties from and against, 6% of the Acquisition Liabilities, and the Purchaser, without offset, shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Parties from and against, 94% of the Acquisition Liabilities.

                          (iii) If the conditions to the Chase Facility have not been met for any other reason whatsoever (including as a result of the failure of the Purchaser to proceed with the Purchase in violation of the terms of this Agreement), then the Purchaser, without offset, shall be solely responsible for, and shall indemnify and hold harmless the Company Indemnified Parties from and against all fees and expenses due to Chase under the Chase Commitment Letter and all Acquisition Liabilities.

                      (c) Required Additional Investment. If Chase and/or the lenders under the Chase Facility has notified the Company that the Chase Facility will not be available to the Company unless a specified amount of additional equity is invested in the Company (the "Required Equity"), then the Purchaser, together with the other shareholders of the Company, shall have the right (but no obligation) to purchase additional shares of Common Stock in order to fund such Required Equity. If the Purchaser and any shareholder of the Company as of the date hereof (any such shareholders, the "Opting Shareholders") opt to purchase such shares, the Purchase Price Per Share shall be (x) if the Purchaser and the Company prior to the Closing agree on the price to be paid by the Purchaser and the Opting Shareholders for such additional shares of Common Stock, such agreed price, and (y) if the Purchaser and the Company cannot agree on the price to be paid for such additional shares of Common

Stock by the Purchaser and the Opting Shareholders, a price per share equal to 60% of the per share Purchase Price determined under Article I. The Purchaser and the Opting Shareholders will be entitled to purchase such additional shares of Common Stock in proportion to their respective percentage shareholdings of the Company (after giving effect to the Closing but without giving effect to the infusion of the Required Equity). Nothing in this subsection (c), or any failure to invest under this subsection, shall impair any indemnity obligation under Sections 4.8(a) and (b).

                  4.9 Consents. The Company and the Purchaser will use their reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required HSR Reports and Forms A to the Departments of Insurance of the applicable states and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.

                  4.10 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder solely to consummate the Acquisition.

                  4.11 HSR Reports. If the Purchaser is required to file an HSR Report in connection with the Purchase, then the Purchaser shall so notify the Company in writing and, within 15 business days from the receipt by the Company of such notice, the Purchaser and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, an HSR Report and any supplemental information which may be requested in connection with such HSR Reports. The Purchaser and the Company shall cooperate fully in the preparation of such filings.

                  4.12 Exclusivity. The Company hereby agrees that prior to the Closing Date, the Company shall not, directly or indirectly, solicit, entertain or accept offers from persons (other than the Purchaser) for the investment contemplated by this Agreement. The Company hereby agrees that it will not, during the term of this Agreement and for a period of two years thereafter, consummate the Acquisition (or any other purchase or acquisition (by merger or otherwise) of any of the businesses or assets of PennCorp) without first consummating the Purchase, unless (i) this Agreement is terminated due to a breach by Purchaser of its obligations hereunder (ii) the Company and the Purchaser mutually agree not to consummate the transactions contemplated by the PennCorp Purchase Agreement or (iii) the Company is unable to consummate the transactions contemplated by the PennCorp Purchase Agreement as a result of the failure of or refusal by the Purchaser to give consent pursuant to Section 4.15 of this Agreement. If the Company enters into a transaction with PennCorp after the occurrence of any of the events described in (i), (ii) or (iii) above, the Company will either (x) obtain from PennCorp a complete release of the Purchaser from any liability or claims relating to the PennCorp Purchase Agreement (and the transactions contemplated thereby) or (y) indemnify the Purchaser for all such liabilities and claims.

                  4.13 SEC Filings and Annual Statements. From and after the date hereof to the Closing the Company shall make all SEC Filings required to be filed under the Securities Act or the Exchange Act, and all amendments thereto. The Company shall deliver to the Purchaser a copy of each such SEC Filing and any Annual Statements of the Insurance Company Subsidiaries filed with any departments of insurance from and after the date hereof to the Closing (including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinions, affirmations or certifications filed in connection therewith).

                  4.14 Amendment or Termination of Purchase Agreement. The Company shall not amend or terminate the PennCorp Purchase Agreement without the prior written consent of the Purchaser (which consent may be given or withheld in the Purchaser's sole discretion).

                  4.15 Actions Relating to the PennCorp Purchase Agreement. The Company shall not, without the Purchaser's prior consent (which consent may be given or withheld in the Purchaser's sole discretion), (i) indicate or acknowledge fulfillment of or waive any of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement or (ii) with respect to any such conditions in the PennCorp Purchase Agreement that by their terms require that a specified event, action or circumstance occur or be performed to the satisfaction of the Company, indicate or acknowledge the Company's satisfaction as to such occurrence or performance. The Company shall perform all of its obligations under the PennCorp Purchase Agreement required to be performed by it prior to the closing of the Acquisition.

                  4.16 Registration Rights Agreement. In connection with the transactions contemplated by this Agreement, the Company and the Purchaser will enter into the Registration Rights Agreement, a form of which is attached hereto as Exhibit C (the "Registration Rights Agreement").

                  4.17 Shareholders Agreement. In connection with the transactions contemplated by this Agreement, the Company, the Purchaser and certain other shareholders of the Company will enter into a shareholders agreement, a form of which is attached hereto as Exhibit D (the "Shareholders Agreement").

                  4.18 Employment Agreement. In connection with the transactions contemplated by this Agreement, the Company and Richard Barasch, President and Chief Executive Officer of the Company, will enter into an employment agreement, in the form of the draft dated December 30, 1998 (10:12 p.m. version) (the "Employment Agreement").

                                    ARTICLE V

                              CONDITIONS PRECEDENT

                  5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Purchaser and the Company) on or prior to the Closing Date of the following conditions:

                      (a) no United States or state authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement or restricting the operation of the business of the Company and the Subsidiaries as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company;

                      (b) any waiting period applicable to the transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report, any Form A required to be filed by, or any further approval required by, any Department of Insurance of any State or any other regulatory filing or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated;

                      (c) the Closing provided for in Section 1.3 hereof shall occur simultaneously with the closing of the transactions contemplated by the PennCorp Purchase Agreement;

                      (d) the shareholders of the Company shall have duly approved at the Special Meeting the Amendment, the issuance of the Shares to Capital Z and the other matters set forth in Section 4.2 of this Agreement; and

                      (e) each of the Purchaser and the Company shall have received fully executed copies of the Registration Rights Agreement, the Shareholders' Agreement, the Employment Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

                  5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Company) on or prior to the Closing Date of the following additional conditions:

                      (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof, including without limitation payment of the Purchase Price pursuant to Section 1.1;

                      (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Purchaser shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b);

                      (c) the Company shall have received fully executed copies of the Chase Facility set forth in the Chase Commitment Letter or similar arrangement;

                      (d) all of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement shall have been satisfied or waived;

                      (e) the Company shall have received, in a form reasonably satisfactory to the Company, a favorable fairness opinion of its financial advisor in connection with the transactions contemplated hereunder and under the PennCorp Purchase Agreement, as of the date of the mailing of the Proxy Statement, as to the fairness on a financial basis of the terms of the Purchase and the transactions contemplated by this Agreement; and

                      (f) all necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by Sections 2.3, 3.8 and 3.17 of this Agreement shall have been obtained.

                  5.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Purchaser) on or prior to the Closing Date of the following additional conditions (and the Purchaser agrees that if the conditions set forth below and in Section 5.1 above have been satisfied (or waived by the Purchaser), the Purchaser shall consummate the Purchase):

                      (a) the Company shall not have violated its obligations under Sections 4.1(a), (c), (d), (e), (f) and (g), or Section 4.14 or 4.15 of this Agreement;

                      (b) the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.7 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct in all material respects as of such date. The Company shall have delivered to the Purchaser a certificate to the effect set forth in Sections 5.3(a) and (b);

                      (c) the Purchaser shall have received the opinion of Simpson Thacher & Bartlett, special counsel to the Company in the form attached hereto as Exhibit E;

                      (d) all necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by Sections 2.3 and 3.8 of this Agreement shall have been obtained;

                      (e) neither the Company nor any of Barasch, Waegelein and Bryant shall have committed criminal fraud or otherwise engaged in felonious criminal conduct with respect to, or in the operation of, the business or affairs of the Company or any of its Subsidiaries;

                      (f) all of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement shall have been satisfied or waived; and

                      (g) the Purchaser shall not have exercised its option, pursuant to Section 4.19 of this Agreement and Section 10.12 of the PennCorp Purchase Agreement, to cause an affiliate to assume the rights and obligations of the Company under the PennCorp Purchase Agreement and to terminate the Purchaser's obligation to Purchase the Shares pursuant to this Agreement.


                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

                      (a) by either the Company or the Purchaser, simultaneously with or at any time following the termination of the PennCorp Purchase Agreement;

                      (b) by the Company, on the one hand, or the Purchaser, on the other hand, upon notice to the other, five Business Days after the failure by the shareholders of the Company to approve at the Special Meeting the Amendment and the issuance of the Shares pursuant to this Agreement;

                      (c) if the transactions contemplated by the PennCorp Purchase Agreement fail to close by the date set forth in Section 9(b)(ii) of the PennCorp Purchase Agreement;

                      (d) by either the Company or the Purchaser at any time after May 30, 1999; or

                      (e) pursuant to the terms of Section 1.6(g).

                  6.2 Amendment. This Agreement may be amended only by written agreement between the parties hereto.

                  6.3 Waiver. At any time prior to the Closing Date, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions herein; provided, that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of one party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  6.4 Survival. The representations and warranties set forth in this Agreement shall survive the Closing for a period of 18 months thereafter. Notwithstanding the foregoing, (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.7 shall survive without limitation and (ii) the representations and warranties contained in Sections 3.15 and 3.20 shall survive until the date which is 30 days after the date upon which the liability to which any claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Claims based on the covenants and agreements set forth in Sections
1.4 and Articles II, III and IV which, by their terms are to be performed at or prior to the Closing may be made during the 18 month period following the Closing. All other covenants (including without limitation those contained in Section 1.6(g)) shall survive the Closing without limitation.

                  6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmuted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:

                                    If to the Company, to:

                                    Universal American Financial Corp.
                                    Six International Drive, Suite 190
                                    Rye Brook, NY  10573-1068
                                    Fax:  (914) 934-9123
                                    Attention: Richard A. Barasch

                                    with copies to:

                                    Harnett Lesnick & Ripps, P.A.
                                    NationsBank Tower
                                    150 E. Palmetto Park Road
                                    Suite 500
                                    Boca Raton, FL  33432-4832
                                    Fax:  (561) 368-4315
                                    Attention:  Judge Bertram Harnett

                                    and

                                    Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, NY  10017-3954
                                    Fax:  (212) 455-2502
                                    Attention:  Gary I. Horowitz, Esq.

                                    If to the Purchaser, to:

                                    Capital Z Partners, Ltd.
                                    One Chase Manhattan Plaza
                                    44th Floor
                                    New York, NY 10005
                                    Fax:  (212) 898-8720
                                    Attention:  Bradley E. Cooper

                                    with copies to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, NY 10019-6064
                                    Fax:  (212) 757-3990
                                    Attention:  David K. Lakhdhir, Esq.

                  6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

                  6.7 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed or without consulting with the other parties as to the content of such press release or other announcement.

                  6.8 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them.

                  6.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Purchaser may transfer or assign this Agreement and all of its rights, interests and obligations hereunder to one or more of the following entities: any partnership of which the Purchaser is, directly or indirectly, the general partner, any limited liability company of which the Purchaser is, directly or indirectly, the managing member or any Associate of the Purchaser (provided that the Purchaser remains fully liable under this Agreement) or any other fund of which the general partner of the Purchaser is the general partner, and such assignee shall be a "Purchaser" for all purposes under this Agreement. Except as provided in the immediately preceding sentence, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other party.

                  6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  6.11 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York, without reference to the conflict of laws principles thereof which might indicate the applicability of the laws of any other jurisdiction.

                  6.12 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

                  6.13 Costs and Expenses. Upon the consummation of the transactions contemplated hereby, the Company will pay all costs and expenses (including sales or transfer taxes, if any) incurred by the Purchaser in connection with the transactions contemplated hereby, including without limitation the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and any filing fees paid in connection with the filing of HSR Reports and Forms A by the Purchaser; provided, that if the transactions contemplated hereby are not consummated and the Company would be required to indemnify the Purchaser pursuant to Section 4.8(b)(i), the Company will pay all costs and expenses of the Purchaser referred to above.

                  6.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be duly signed as of the date first written above.

                            UNIVERSAL AMERICAN FINANCIAL CORP.


                            By: /s/ RICHARD A. BARASCH
                                ------------------------------------------------
                                Name: Richard A. Barasch
                                Title: President and Chief Executive Officer


                            CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                            By: Capital Z Partners, L.P., general partner

                                By: Capital Z Partners Ltd., its General Partner


                            By: /s/ BRADLEY COOPER
                                ------------------------------------------------
                                Name: Bradley Cooper
                                Title: Partner